CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the use in this Form 10-SB of our report dated May 19, 1999, relating to the financial statements of PrimeHoldings.com, Inc. (Formerly PrimeSource Communications Holdings, Inc. and Subsidiaries), and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ TANNER + CO.

TANNER + CO.
Salt Lake City, Utah
December 1, 2000